Exhibit 99.01

               Brooke Corporation Announces Quarterly Earnings

    OVERLAND PARK, Kan., Nov. 2 /PRNewswire/ -- Robert D. Orr, Chairman and CEO of Brooke Corporation (Amex: BXX) announces a 71% increase in quarterly earnings to $1,407,000 or $.14 per diluted share, in the third quarter of 2004 from $822,000 or $.08 per diluted split adjusted share in the third quarter of 2003. Quarterly revenues increased 48% to $26,170,000 in the third quarter of 2004 from $17,725,000 in the third quarter of 2003.
    In making the announcement, Mr. Orr stated, "Quarterly earnings increased from a year ago primarily because fees from consulting on the acquisition, conversion and start up of new franchise locations increased. Our profitability is largely determined by these non-recurring consulting fees."
    Orr also announced that the company's net earnings for the nine months ending September 30, 2004, were $5,216,000, or $.51 per diluted share, on revenues of $72,067,000 as compared to $3,168,000, or $.30 per diluted split adjusted share, on revenues of $48,769,000 for the same period a year ago. This represents a 65% increase in earnings and a 48% increase in revenues.
    Mr. Orr also noted that earnings for the twelve-month period ending September 30, 2004, were $6,208,000 and that trailing annual earnings per share were approximately $.60 based on the number of diluted outstanding shares as of September 30, 2004.

    About our company ... Brooke Corporation is listed on the American Stock Exchange under the symbol of BXX. Brooke Corporation is a holding company with three primary subsidiaries. Brooke Franchise Corporation is a subsidiary that distributes insurance and financial services through a network of more than 356 franchise locations. The Brooke organization was founded on the belief that local business owners distribute insurance and financial services more efficiently than others if supported by a franchise system. Brooke Credit Corporation is a subsidiary that originates loans to insurance agencies, financial services practices, funeral homes and other local businesses, including Brooke franchisees. Loan portfolio balances currently exceed $168,000,000 and have been mostly sold as individual loans to participating lenders or as pooled loans to investors through asset backed securitizations. CJD & Associates, LLC is a subsidiary that sells insurance on a wholesale basis primarily through locally owned insurance agencies, including Brooke franchisees. Through Bermuda based subsidiaries, underwriting risks are shared by CJD & Associates, LLC with insurance companies on selected policies.

    Email Distribution ... If you would like to receive electronic press release information then please visit the "Investor Relations" section of our website at http://www.brookecorp.com and subscribe to our "Email Alerts" on-line.

    This press release may contain forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: uncertainties associated with market acceptance of and demand for the Company's products and services, impact of competitive products and pricing, dependence on third party suppliers and their pricing, ability to meet product demand, exposure to market risks, uncertainties associated with the development of technology, changes in the law and in economic, political and regulatory environments, the dependence on intellectual property rights, and the effectiveness of internal controls. Investors are directed to the Company's most recent annual and quarterly reports, which are available from the Company without charge for a more complete description of the Company's business.

SOURCE  Brooke Corporation
    -0-                             11/02/2004
    /CONTACT: Anita Larson of Brooke Corporation, +1-913-661-0123, or larsa@brookecorp.com /
    /Web site:  http://www.brookecorp.com /
    (BXX)

CO:  Brooke Corporation
ST:  Kansas
IN:  FIN INS
SU:  ERN